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[CENDANT LOGO]

                      CENDANT CLOSES UPPER DECS (SM) OFFERING

JULY 30, 2001, NEW YORK, NY - Cendant Corporation (NYSE:CD) today announced that it has closed the previously announced public offering of $750 million of Upper DECS SM , consisting of senior notes and forward purchase contracts to purchase Cendant common stock. Cendant has granted the underwriter, Salomon Smith Barney, an option for up to an additional $112.5 million of Upper DECS SM to cover over-allotments, if any. Pursuant to the forward purchase contracts, Cendant will issue common stock in August 2004. The net proceeds from this offering will be used for general corporate purposes.

The senior notes will bear interest at an annual rate of 6.75% and the forward purchase contracts have an annual interest rate of 1.00%, payable quarterly in years one through three. The senior notes have a five-year maturity and the interest rate in years four and five will be based on a remarketing at the time the forward purchase contracts mature. The forward purchase contracts call for the holder to purchase the minimum of 1.7593 shares and a maximum of 2.3223 shares of Cendant common stock per Upper DECS (SM) based upon the average of the closing price per share of Cendant common stock for a 20 consecutive day trading period ending in mid August 2004. This represents a maximum common stock purchase price of $28.42 per share or a 32% premium to the $21.53 closing price of Cendant common stock on July 19, 2001.

A registration statement related to this offering has been filed with the Securities and Exchange Commission and has become effective.

Cendant Corporation is primarily a provider of travel and residential real estate services. With approximately 57,000 employees, New York City-based Cendant provides these services to businesses and consumers in over 100 countries.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such jurisdiction. The offering may be made only by means of a prospectus or related prospectus supplement, copies of which may be obtained from Salomon Smith Barney.

(SM) Service mark of Salomon Smith Barney, Inc.

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MEDIA CONTACT:               INVESTOR CONTACTS:
Elliot Bloom                 Denise Gillen                       Sam Levenson
212-413-1832                 212-413-1833                        212-413-1834